EXHIBIT 99.1

On November 16, 2004, the Registrant issued the following news release:

“AMERICAN OIL & GAS REPORTS THIRD QUARTER FINANCIAL RESULTS

     DENVER – American Oil and Gas, Inc. (OTC Bulletin Board:AOGI) today announced oil and gas revenues of $259,781 and a net loss of $45,725, or nil per share, for the quarter ended September 30, 2004. For the prior year quarter ended September 30, 2003, the Company had oil and gas revenues of $29,853 and a net loss of $202,251, or one cent per share. For the nine months ended September 30, 2004, the Company had oil and gas revenues of $407,458 and a net loss of $396,430, or two cents per share, and for the prior year nine months ended September 30, 2003, the Company had oil and gas revenues of $29,853 and a net loss of $579,555, or two cents per share.

     During the quarter ended September 30, 2004, the Company sold 3,860 barrels of oil at an average price of $42.91 per barrel, for total oil revenues of $165,622, and sold 24,158 mcf of natural gas at an average net price of $3.90 per mcf, for total gas revenues of $94,159. For the nine month period ended September 30, 2004, the Company sold 5,447 barrels of oil at an average price of $40.42 per barrel, for total oil revenues of $220,172, and sold 47,519 mcf of gas at an average net price of $3.94 per mcf, for total gas revenues of $187,286. For both the prior year quarter and nine months ended September 30, 2003, the Company had no sales of oil and sold 9,129 mcf of natural gas at an average net price of $3.27 per mcf, for total gas revenues of $29,853. Production taxes and lease operating expenses for the quarter and nine month periods ended September 30, 2004 were $31,383 and $66,306, respectively. For both the prior year quarter and nine months ended September 30, 2003, the Company had $12,995 in production taxes and lease operating expenses.

     Depreciation, depletion and amortization expense for the quarters ended September 30, 2004 and 2003 relating to the Company’s oil and gas operations was $58,472, or $7.42 per barrel of oil equivalent produced (“boe”) and $7,953, or $5.23 per boe, respectively. For the nine months ended September 30, 2004 and 2003, the Company recorded $97,069, or $7.26 per boe and $7,953, or $5.23 per boe, respectively.

     The Company reflected general and administrative expenses of $217,588 and $210,036 for the current and prior year quarterly periods, respectively. Included in both quarterly amounts for 2004 and 2003 is a stock based deferred compensation expense of $70,625. Included in the quarterly amount for 2004 is a stock based directors’ expense of $23,875. For the nine months ended September 30, 2004 and 2003, the Company recorded $640,401 and $587,340 in general and administrative expenses, respectively. The Company had non-cash charges of $262,000 and $70,625 in deferred compensation expenses and stock based directors’ compensation for the nine months ended September 30, 2004 and 2003, respectively.

     At September 30, 2004, the Company had working capital of approximately $6,723,000, approximately $6,641,000 in cash and cash equivalents, $8,581,006 in total assets, a long term asset retirement obligation of $14,347, and $8,455,508 in stockholders’ equity. There are currently 29,006,202 common shares outstanding.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”